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                                                                       EXHIBIT A

             [LOGO]                                                 NEWS RELEASE

                                                   COMPANY CONTACT:
                                                   DELLA L. DIVINE
                                                   813-576-6311


                            FOR IMMEDIATE RELEASE
                            ---------------------

                   MEDICAL TECHNOLOGY SYSTEMS, SUBSIDIARIES
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                            EMERGE FROM CHAPTER 11
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     Clearwater, FL--September 9, 1996 - Medical Technology Systems, Inc.
today announced that Plans of Reorganization were confirmed on September 4, 1996 for its major operating subsidiaries that had filed Chapter 11 cases earlier this year in the U.S. Bankruptcy Court, Middle District of Florida, Tampa Division. The Plans were approved without objection and by an overwhelming vote of secured and unsecured creditors.

     An integral part of the successful reorganization was the restructuring of the Company's loan agreement with SouthTrust Bank of Alabama, N.A. The Company's $28 million credit facility with SouthTrust has been restructured to provide for, among other things, a $15 million performing loan with terms that facilitate growth in the operations of the Company's core businesses. The SouthTrust debt will be fully satisfied upon payment of the principal balance of $15 million.

     Todd Siegel, President and C.E.O. stated, "We are very pleased with the results of our efforts. A complicated restructuring has been completed in eight months. Many companies languish for years in bankruptcy proceedings. In fact, most companies are unable to reorganize. Our success is a tribute to the working relationship we have established with SouthTrust and could not have been accomplished without the cooperation of our employees, customers and suppliers. The Company is now in a position to resume the growth and profitability it has traditionally enjoyed."

     Medical Technology Systems, Inc. manufactures and markets proprietary drug dispensing and information systems for nursing home and hospital pharmacies interested in a more economical and efficient way to package, dispense, administer and monitor patient medication.




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           12920 Automobile Blvd. [] Clearwater [] Florida 34622 []
                     (813) 576-6311 [] FAX (813) 579-8067